As filed with the Securities and Exchange Commission on November 10, 2003

                                             Registration No. 333-


                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                       ------------------------

                               FORM S-8
                   REGISTRATION STATEMENT UNDER THE
                        SECURITIES ACT OF 1933

                       ------------------------



                    JONES LANG LASALLE INCORPORATED
        ------------------------------------------------------
        (Exact Name of Registrant as Specified in Its Charter)



           Maryland                                36-4150422
     ------------------------          ---------------------------------
     (State of Incorporation)          (IRS Employer Identification No.)



                        200 East Randolph Drive
                        Chicago Illinois 60601
               ----------------------------------------
               (Address of Principal Executive Offices)



                    JONES LANG LASALLE INCORPORATED
                      DEFERRED COMPENSATION PLAN
                    -------------------------------
                       (Full Title of the Plan)



                        Mark J. Ohringer, Esq.
           Executive Vice President, Global General Counsel
                        and Corporate Secretary
                    Jones Lang LaSalle Incorporated
                        200 East Randolph Drive
                       Chicago, Illinois  60601
                            (312) 782-5800
           -------------------------------------------------
                 (Name, Address and Telephone Number,
              Including Area Code, of Agent for Service)


              -------------------------------------------

                              Copies to:
                       Robert P. Flanagan, Esq.
                        Jennifer A. Kraft, Esq.
                             Seyfarth Shaw
                         55 East Monroe Street
                           Chicago, IL 60603
                            (312) 346-8000

              -------------------------------------------

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


                    CALCULATION OF REGISTRATION FEE
=========================================================================
Title of                        Proposed     Proposed
Each Class          Amount       Maximum     Maximum
of Securities        to be      Offering     Aggregate   Amount of
to be              Registered   Price Per    Offering    Registration
Registered            (1)         Unit       Price (1)   Fee
-------------------------------------------------------------------------
Jones Lang
LaSalle
Incorporated (2)   $30,000,000    N/A        $30,000,000   $2,427
========================================================================

 (1) Estimated solely for purposes of calculating the registration fee, and pursuant to Rule 457(h) under the Securities Act.

 (2) The Jones Lang LaSalle Incorporated Deferred Compensation Plan obligations are unsecured obligations of Jones Lang LaSalle Incorporated to pay deferred compensation in the future in accordance with the Jones Lang LaSalle Incorporated Deferred Compensation Plan.


                                PART I
         INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, as amended, and the "Note" to Part I of Form S-8.


                                PART II
          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Jones Lang LaSalle Incorporated, a Maryland corporation (the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference:

     (a)   The Annual Report on Form 10-K of the Registrant (File
           No. 1-13145) for the fiscal year ended December 31, 2002, filed with the Commission on March 6, 2003; and

     (b) All other reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act since the fiscal year ended December 31, 2002.

     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that are filed subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of each such document (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


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


ITEM 4.  DESCRIPTION OF SECURITIES.

     Under the Jones Lang LaSalle Incorporated Deferred Compensation Plan (the "Plan"), a select group of management and highly compensated employees of the Registrant, and certain of its subsidiaries, as well as Directors of the Registrant may defer a portion of their base salary, bonus compensation or directors' fees. The amount deferred is credited to the participant's deferral account. Plan participants may also elect to defer shares of stock prior to vesting, restricted stock and stock option gain amounts which are credited to accounts maintained for each participant. The Plan permits the Registrant, or a participating subsidiary, to make excess matching contributions and discretionary contributions to an account maintained for each Plan participant.

     The value of a participant's accounts will be based on the performance of benchmark investment funds selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) but not for actual investment. The Compensation Committee of the Registrant's Board of Directors has the sole discretion to determine the alternative benchmark investment funds available under the Plan as the measurement mechanism to determine the rate of return on amounts deemed invested in accordance with the terms of the Plan. Notwithstanding the foregoing, a participant's unvested shares of stock, restricted stock and stock option gain amounts will be placed in accounts for which the performance will be based on the fair market value of the Registrant's stock, as determined in the sole discretion of the Compensation Committee of the Registrant's Board of Directors.

     The obligations of the Registrant under the Plan (the "Obligations") are unsecured general obligations to pay in the future the value of the deferred compensation accounts adjusted to reflect the performance of the selected measurement investment funds in accordance with the terms of the Plan. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding and are, therefore, subject to the risks of the Registrant's insolvency. Participants in the Plan will have no rights to any assets held in any trust or fund of the Registrant except as general creditors.

     Obligations are generally payable under the Plan after termination of employment, or in the event of an unforeseeable financial emergency as determined by the Compensation Committee. The Obligations cannot be assigned, alienated, pledged or encumbered. The Registrant may amend or discontinue the Plan at any time, except that no amendment will decrease or restrict the accounts of participants and beneficiaries at the time of the amendment.

     The foregoing is a brief description of the Plan. The official provisions of the Plan are contained in the Plan document, which is attached as Exhibit 4.1 and is controlling in the event of a discrepancy.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the securities being registered hereby has been passed upon for the Registrant by Mark J. Ohringer, Executive Vice President, Global General Counsel and Corporate Secretary of the
Registrant. Mr. Ohringer is an officer of the Registrant and holds options to purchase shares of stock of the Registrant. Mr. Ohringer is eligible to participate in the Plan and may receive benefits under the Plan.











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


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Amendment and Restatement (the "Restated Articles of Incorporation") contain provisions which eliminate the personal liability of a director or officer to the Registrant and its stockholders for breaches of fiduciary duty to the fullest extent provided by law. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or officer (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the directors' or officers' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding.

     The Restated Articles of Incorporation and the Registrant's Amended and Restated Bylaws provide that the Registrant shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the Maryland General Corporation Law (the "MGCL"). The MGCL provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify their officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

     The Registrant has obtained directors' and officers' liability insurance ("D&O Insurance"). The D&O Insurance will insure the
Registrant's officers and directors against certain liabilities, including liabilities under the securities laws. The indemnification agreements will indemnify and advance expenses to the Registrant's directors and officers to the fullest extent permitted by the MGCL.

     The Deferred Compensation Plan provides that the Registrant will indemnify and hold harmless the members of the Compensation Committee of its Board of Directors, or the Compensation Committee's delegate, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Deferred Compensation Plan, except in the case of willful misconduct.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


ITEM 8.  EXHIBITS.


     The following exhibits are filed as part of this Registration
Statement:

     No:         Exhibit:
     --          -------

     4.1         Jones Lang LaSalle Incorporated Deferred Compensation
                 Plan.

     5.1         Opinion of Mark J. Ohringer, Esq.

     23.1        Consent of KPMG LLP.

     23.2 Consent of Legal Counsel (included in the Opinion of Mark J. Ohringer, Esq., Exhibit 5.1).


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


ITEM 9.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.











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


     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.





















































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


                              SIGNATURES


     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 10, 2003.

                            JONES LANG LASALLE INCORPORATED
                            (Registrant)


                            By:   /s/ Lauralee E. Martin
                                  -----------------------------
                                  Lauralee E. Martin
                                  Executive Vice President and
                                  Chief Financial Officer
                                  (Principle Financial Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                    Title                 Date
     ---------                    -----                 ----


/s/ Christopher A. Peacock  President, Chief       October 31, 2003
--------------------------  Executive Officer and
Christopher A. Peacock      Director (Principal
                            Executive Officer)


/s/ Lauralee E. Martin      Executive Vice         October 31, 2003
----------------------      President and Chief
Lauralee E. Martin          Financial Officer
                            (Principal Financial
                            Officer)


/s/ Nicholas J. Willmott    Executive Vice         October 10, 2003
------------------------    President and Global
Nicholas J. Willmott        Controller (Principal
                            Accounting Officer)


/s/ Stuart L. Scott         Chairman of the        October 31, 2003
-------------------         Board of Directors
Stuart L. Scott


/s/ Henri-Claude de
Bettignies                  Director               October 20, 2003
--------------------
Henri-Claude de
Bettignies


/s/ Darryl Hartley-Leonard  Director               October 10, 2003
--------------------------
Darryl Hartley-Leonard





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


     Signature                    Title                 Date
     ---------                    -----                 ----


/s/ Derek A. Higgs          Director               October 13, 2003
------------------
Derek A. Higgs


/s/ Sheila A. Penrose       Director               October 14, 2003
---------------------
Sheila A. Penrose


/s/ Peter C. Roberts        Executive Vice         October 31, 2003
--------------------        President, Chief
Peter C. Roberts            Executive Officer,
                            Americas and Director


/s/ Jackson P. Tai          Director               October 31, 2003
------------------
Jackson P. Tai


/s/ Thomas C. Theobald      Director               October 31, 2003
----------------------
Thomas C. Theobald










































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